Exhibit 99.1
News Release

FOR RELEASE:		CONTACT:
Date	August 1, 2016	Gerry Gould, VP-Investor Relations
Time	8:00 am Eastern	Tel. (781) 356-9402
gerry.gould@haemonetics.com
Alt. (781) 356-9613

Haemonetics Reports 1st Quarter Fiscal 2017 Results and Affirms Full Year Fiscal 2017 Guidance

Braintree, MA, August 1, 2016 - Haemonetics Corporation (NYSE: HAE) reported first quarter fiscal 2017 revenue of $210.0 million, down 2% versus the first quarter of fiscal 2016 and flat in constant currency.

The Company reported a GAAP net loss of $10.3 million or $0.20 per share in the first quarter of fiscal 2017. Excluding restructuring and transformation expenses, deal amortization and other expenses detailed below, adjusted net income was $12.9 million, down 28%, and adjusted earnings per share were $0.25, down 29% compared with the first quarter of the prior fiscal year.1

Included in first quarter fiscal 2017 GAAP net loss and adjusted net income was $3.4 million or $0.06 per share of expenses related to a leukoreduction filter recall.

Christopher Simon, Haemonetics’ CEO, stated: “Our first quarter revenue represents a reasonable start to fiscal 2017. However, our profitability was negatively impacted by the leukoreduction filter recall, which added $3.4 million of expense in the quarter. The implementation of our strategic plan began in the quarter, with tough measures designed to reposition our organization and cost structure.”

Mr. Simon continued: “We have opportunities to increase the value of our Company by advancing product innovation, focusing on our growth franchises and driving productivity. We implemented the first phase of cost reductions and realized $7 million of savings in the first quarter, and we are on track to achieve our targeted $40 million of savings in fiscal 2017. We are restructuring our operating model, streamlining our organization and reallocating resources to invest in profitable growth.”

FIRST QUARTER REVENUE

Plasma

Plasma franchise revenue was $97.6 million, up $9.1 million or 10% over the prior year first quarter on a reported basis and up 12% in constant currency. North America Plasma disposables revenue was up 15%, with roughly equal contributions from volume increases in plasma collection sets and increased saline and sodium citrate solutions shipments. Plasma collection volume strength continued, reflecting robust end user markets for plasma-derived biopharmaceuticals.

Hemostasis Management

Hemostasis Management franchise revenue was $15.3 million, up $1.3 million or 9% over the prior year first quarter on a reported basis and up 12% in constant currency. TEG disposables revenue was up 14% on a reported basis and up 17% in constant currency over the prior year’s first quarter, with continued growth in the U.S. and China.

The TEG installed base continued to increase, benefiting from expanded adoption in new and existing accounts. The TEG family of products - TEG 5000, TEG 6s and TEG Manager™ software - remains well positioned for continued revenue growth, consistent with the Company’s outlook.

Cell Processing

Cell Processing (“surgical”) franchise revenue was $26.1 million, down $1.7 million or 6% versus the prior year first quarter on a reported basis and down 3% in constant currency. The revenue decline resulted from continued OrthoPAT disposables volume decline.

Blood Center

Blood Center franchise revenue was $70.9 million, down $12.1 million or 15% versus the prior year first quarter on a reported basis and down 13% in constant currency.

Platelet disposables revenue was down 13% versus the prior year first quarter on a reported basis and down 11% on a constant currency basis. Order timing, including strong year-end fiscal 2016 order fulfillment of single dose collection disposables in Japan, combined with a continued market shift toward double dose collection techniques, drove the decline.

Red cell disposables revenue was down 26% as reported and 25% on a constant currency basis. Lower volume, as well as pricing and volume changes associated with previously announced U.S. customer contracts, accounted for the declines.

Whole blood disposables revenue was down 18% as reported and down 16% on a constant currency basis. These declines reflected continued softness in the U.S. whole blood collection market and ongoing global price erosion.

Geographic

First quarter fiscal 2017 revenue growth was 4% in North America and less than 1% in Asia Pacific, with declines of 12% in EMEA and 16% in Japan. On a constant currency basis, the Company had revenue growth of 4% in North America and 5% in Asia Pacific, with declines of 5% in EMEA and 17% in Japan.

OPERATING RESULTS

Gross profit on a GAAP basis was $91.1 million, down $11.5 million from the prior year first quarter. Adjusted gross profit was $92.2 million, down $11.4 million or 11% from the prior year and included $3.7 million of unfavorable currency impact, partially offset by $2.0 million of benefit from cost reduction initiatives implemented midway through the first quarter of fiscal 2017. First quarter fiscal 2017 GAAP and adjusted gross profit were reduced by $3.4 million due to the leukoreduction filter recall. Gross margin on a GAAP basis was 43.4% and adjusted gross margin was 43.9%, both down 460 basis points versus the first quarter of the prior fiscal year.

Operating expenses were $98.9 million in the first quarters of both fiscal years 2017 and 2016, and included restructuring and related charges and deal amortization of $27.2 million and $22.2 million, respectively. Offsetting these increased charges were $5.0 million of benefit from cost reduction initiatives implemented in the first quarter of fiscal 2017.

First quarter GAAP operating loss was $7.9 million versus operating income of $3.6 million in the first quarter of the prior year. Adjusted operating income was $19.3 million, down $6.5 million including $3.4 million of currency headwinds and $3.4 million of recall expenses.

The GAAP income tax provisions were 2.9% of the first quarter fiscal 2017 pre-tax loss and 117% of the first quarter fiscal 2016 pre-tax income, while the income tax rates were 24.7% and 24.5% of adjusted pre-tax income in the first quarters of fiscal 2017 and 2016, respectively.

Balance Sheet and Cash Flow

Cash on hand was $118 million, an increase of $3 million during the first quarter of fiscal 2017, as the Company utilized $11 million of cash, less $3 million of cash tax benefits, for restructuring and related initiatives. The Company reported free cash flow of $8 million, inclusive of the aforementioned net restructuring funding requirements, and $16 million before such funding.

RESTRUCTURING AND RESTRUCTURING-RELATED EXPENSES AND DEAL AMORTIZATION

The Company recently announced and began implementing a plan to optimize growth and profitability. For fiscal 2017, that plan includes a repositioning of the Company’s organization and cost structure. Further, the Company indicated that enactment of that plan will include, in fiscal 2017, pre-tax restructuring charges, primarily termination benefits, approximating $17 million; and restructuring-related expenses including exit costs of $9 million.

Anticipated charges and expenses are expected to total $26 million pre-tax or $18 million net of tax benefit, representing approximately $0.35 per share impact on fiscal 2017 GAAP earnings. In the first quarter of fiscal 2017, the Company incurred $19 million of such expenses pre-tax, or $13 million net of tax benefit of such charges, approximately $0.25 per share.

The Company excludes acquisition related amortization expenses from its adjusted operating income and adjusted earnings per share. Excluded from first quarter adjusted earnings were $7.1 million pre-tax in fiscal 2017 and $7.4 million pre-tax in fiscal 2016, or $0.10 per share in each first quarter.

Fiscal 2017 Guidance

The Company affirmed its fiscal 2017 guidance, summarized as follows.

Revenue, including 1.7% impact of having one less week in the Company’s fiscal 2017 calendar than in the prior fiscal year:

•	Total revenue: $850-$875 million, down 4-7% vs. prior year on a reported basis and down 2-4% in constant currency.

•	Plasma: 7-9% revenue growth as reported or 8-10% in constant currency.

•	Hemostasis Management: 17-20% revenue growth as reported or 20-23% in constant currency.

•	Cell Processing: approximately 10% revenue decline as reported, 6% in constant currency, with flat revenue in Cell Saver, growth in BloodTrack and a continuing decline in OrthoPAT.

•	Blood Center (whole blood, red cell and platelet): 19-23% revenue decline as reported or 16-20% decline in constant currency.

Operating margin: 6-7% of revenue on a GAAP basis and, exclusive of restructuring and related expenses, 13% adjusted operating margin.

Income taxes: 17-18% of GAAP pre-tax income and 25-26% of adjusted pre-tax income.

Acquisition related amortization: $27 million pre-tax or $0.39 per share.

Earnings per share: $0.70-$0.80 on a GAAP basis and, exclusive of restructuring charges, restructuring-related expenses and acquisition related amortization, $1.40-$1.50 adjusted.

Free cash flow: $47-$52 million, including the funding of $18 million of after-tax restructuring charges and restructuring related expenses; $65-$70 million before funding such charges and expenses.

CONFERENCE CALL AND ADDITIONAL COMMENTARY

Haemonetics will host a webcast to discuss first quarter results on Monday, August 1, 2016 at 8:00am Eastern Time. Interested parties may participate at: http://edge.media-server.com/m/p/vnuvfpge.

The Company is posting this press release and additional commentary to be discussed on the webcast entitled Comments on 1st Quarter Fiscal 2017 Results to its Investor Relations website.

These comments can be accessed by the following direct link: http://phx.corporate-ir.net/External.File?item=UGFyZW50SUQ9MzQ1NDM1fENoaWxkSUQ9LTF8VHlwZT0z&t=1&cb=636051357898808766.

About Haemonetics

Haemonetics (NYSE: HAE) is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions for our customers, to help them improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets: blood and plasma component collection, the surgical suite, and hospital transfusion services. To learn more about Haemonetics, visit http://www.haemonetics.com.

Forward Looking Statements

The Company provides forward-looking statements that could be influenced by risks and uncertainties, including the effects of disruption from the manufacturing transformation making it more difficult to maintain relationships with employees and timely deliver high quality products, changes in executive management, changes in operations, asset revaluations to reflect current business conditions, technological advances in the medical field and standards for transfusion medicine and our ability to successfully implement products that incorporate such advances and standards, demand for whole blood and blood components, product quality, market acceptance, regulatory uncertainties, including in the receipt or timing of regulatory approvals, the effect of economic and political conditions, the impact of competitive products and pricing, blood product reimbursement policies and practices, foreign currency exchange rates, changes in customers’ ordering patterns including single-source tenders, the effect of industry consolidation as seen in the plasma and blood center markets, the effect of communicable diseases and the effect of uncertainties in markets outside the U.S. (including Europe and Asia) in which we operate and other risks detailed in the Company's filings with the Securities and Exchange Commission.
The foregoing list should not be construed as exhaustive.
Forward-looking statements are based on estimates and assumptions made by management of the Company and are believed to be reasonable, though inherently uncertain and difficult to predict. Actual results and experience could differ materially from the forward-looking statements. Information set forth in this press release is current as of today and the Company undertakes no duty or obligation to update this information.
1 A reconciliation of GAAP to adjusted financial results is included at the end of the financial sections of this press release as well as on the web at http://www.haemonetics.com.

Haemonetics Corporation Financial Summary
Condensed Consolidated Statements of Loss for the First Quarter of FY17 and FY16
(Data in thousands, except per share data)

	7/2/2016	6/27/2015	% Inc/(Dec)
			vs Prior Year
	(unaudited)
Net revenues	$209,956	$213,413	(1.6)%
Gross profit	91,056	102,539	(11.2)%

R&D	11,437	11,321	1.0%
S,G&A	87,500	87,612	(0.1)%
Operating expenses	98,937	98,933	—%

Operating (loss) income	(7,881)	3,606	n/m

Interest and other expense, net	(2,177)	(2,009)	8.4%

(Loss) income before taxes	(10,058)	1,597	n/m

Tax expense	288	1,864	n/m

Net loss	$(10,346)	$(267)	n/m

Net loss per common share assuming dilution	$(0.20)	$(0.01)	n/m

Weighted average number of shares:
Basic	51,021	51,360
Diluted	51,021	51,360

Profit Margins:			Inc/(Dec) vs prior year profit margin %
Gross profit	43.4%	48.0%	(4.6)%
R&D	5.4%	5.3%	0.1%
S,G&A	41.7%	41.1%	0.6%
Operating (loss) income	(3.8)%	1.7%	(5.5)%
(Loss) income before taxes	(4.8)%	0.7%	(5.5)%
Net loss	(4.9)%	(0.1)%	(4.8)%

Revenue Analysis for the First Quarter of FY17 and FY16
(Data in thousands)

	Three Months Ended
	7/2/2016	6/27/2015	Percent change	Currency impact	Constant currency growth (1)
	(unaudited)
Revenues by geography
United States	$125,700	$120,695	4.1%	—%	4.1%
International	84,256	92,718	(9.1)%	(4.4)%	(4.7)%
Net revenues	$209,956	$213,413	(1.6)%	(1.9)%	0.3%

Revenues by franchise
Plasma	$97,649	$88,527	10.3%	(2.0)%	12.3%
Blood Center	70,943	83,083	(14.6)%	(1.3)%	(13.3)%
Cell Processing	26,076	27,813	(6.2)%	(3.3)%	(2.9)%
Hemostasis Management	15,288	13,990	9.3%	(2.2)%	11.5%
Net revenues	$209,956	$213,413	(1.6)%	(1.9)%	0.3%

(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year periods using a constant currency. See description of non-GAAP financial measures contained in this release.

Condensed Consolidated Balance Sheets
(Data in thousands)

	As of
	7/2/2016	4/2/2016
	(unaudited)
Assets
Cash and cash equivalents	$118,248	$115,123
Accounts receivable, net	149,668	157,093
Inventories, net	189,431	187,028
Other current assets	32,248	28,842
Total current assets	489,595	488,086
Property, plant & equipment, net	339,666	337,634
Intangible assets, net	198,121	204,458
Goodwill	268,589	267,840
Other assets	21,420	21,110
Total assets	$1,317,391	$1,319,128

Liabilities & Stockholders' Equity
Short-term debt & current maturities	$46,804	$43,471
Other current liabilities	152,169	142,080
Total current liabilities	198,973	185,551
Long-term debt	352,908	364,529
Other long-term liabilities	49,950	47,483
Stockholders' equity	715,560	721,565
Total liabilities & stockholders' equity	$1,317,391	$1,319,128

Condensed Consolidated Statements of Cash Flows
(Data in thousands)

	Three Months Ended
	7/2/2016	6/27/2015
	(unaudited)
Cash Flows from Operating Activities:
Net loss	$(10,346)	$(267)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	22,544	22,255
Stock-based compensation expense	1,840	3,164
Provision for losses on accounts receivable and inventory	2,571	1,742
Change in other non-cash operating activities	1,116	85
Change in accounts receivable, net	8,239	6,524
Change in inventories	(3,721)	(2,410)
Change in other working capital	8,452	(21,843)
Net cash provided by operating activities	30,695	9,250
Cash Flows from Investing Activities:
Capital expenditures	(22,479)	(24,246)
Proceeds from sale of property, plant and equipment	87	116
Other	—	(3,000)
Net cash used in investing activities	(22,392)	(27,130)
Cash Flows from Financing Activities:
Change in (repayments) / borrowings, net	(8,375)	4,104
Change in employee stock programs	3,389	5,156
Share repurchases	—	(39,032)
Net cash used in financing activities	(4,986)	(29,772)
Effect of exchange rates on cash and cash equivalents	(192)	(806)
Net Change in Cash and Cash Equivalents	3,125	(48,458)
Cash and Cash Equivalents at Beginning of the Period	115,123	160,662
Cash and Cash Equivalents at End of Period	$118,248	$112,204

Free Cash Flow Reconciliation*:

Free cash flow after restructuring and restructuring related costs	$8,303	$(14,880)
Restructuring and restructuring related costs	10,724	15,550
Tax benefit on restructuring and restructuring related costs	(3,188)	(3,788)
Capital expenditures on VCC initiatives	—	4,406
Free cash flow before restructuring, restructuring related costs and VCC capital expenditures	$15,839	$1,288

* Free cash flow is defined as cash provided by operating activities less capital expenditures and proceeds from sale of property, plant and equipment.

Haemonetics Corporation Financial Summary
Reconciliation of Non-GAAP Measures

Haemonetics has presented supplemental non-GAAP financial measures as part of this earnings release. A reconciliation is provided below that reconciles each non-GAAP financial measure with the most comparable GAAP measure. The presentation of non-GAAP financial measures should not be considered in isolation from, or as a substitute for, the most directly comparable GAAP measures. There are material limitations to the usefulness of non-GAAP measures on a standalone basis, including the lack of comparability to the GAAP financial results of other companies.
These measures are used by management to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. Performance targets for management are established based upon these non-GAAP measures. In the reconciliations below, we have removed restructuring, restructuring related and other costs from our GAAP expenses. Our restructuring and restructuring related costs for the periods reported are principally related to employee severance and retention, product line simplification, accelerated depreciation and other costs associated with the fiscal 2017 restructuring initiative announced May 9, 2017.
In addition to restructuring and restructuring related costs, we are reporting adjusted earnings before deal amortization and asset impairments.
We believe this information is useful to investors because it allows for an evaluation of the Company with a focus on the performance of our core operations.

Reconciliation of Non-GAAP Measures for the First Quarter of FY17 and FY16
(Data in thousands)
	Three Months Ended
	7/2/2016	6/27/2015
	(unaudited)
GAAP operating (loss) income	$(7,881)	$3,606
Restructuring and restructuring related costs (1)	18,816	14,816
Asset impairments (2)	1,315	—
Deal amortization (3)	7,075	7,405
Non-GAAP operating income	$19,325	$25,827

GAAP net loss	$(10,346)	$(267)
Restructuring and restructuring related costs (1)	18,816	14,816
Asset impairments (2)	1,315	—
Deal amortization (3)	7,075	7,405
Tax benefit associated with non-GAAP adjustments	(3,963)	(3,970)
Non-GAAP net income	$12,897	$17,984

GAAP net loss per common share	$(0.20)	$(0.01)
Non-GAAP items after tax per common share assuming dilution	$0.45	$0.36
Non-GAAP net income per common share assuming dilution	$0.25	$0.35

(1) Includes restructuring and restructuring related costs included in gross profit of $0.2M and $1.0M for the three months ended July 2, 2016 and June 27, 2015, respectively.

(2) Includes impairment charges included in gross profit of $0.9M for the three months ended July 2, 2016. There were no impairment charges included in gross profit during the three months ended June 27, 2015.

(3) Deal amortization is included within operating expenses.